Exhibit 5.1

601 Lexington Avenue New York, New York 10022 (212) 446-4800 www.kirkland.com	Facsimile: (212) 446-4900

June 12, 2014

Ladder Capital Corp

345 Park Avenue,

8th Floor

New York, NY  10154

Re:          Shares of common stock, $0.01 par value

Ladies and Gentlemen:

We have acted as special counsel to Ladder Capital Corp, a Delaware corporation (the “Registrant”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) pertaining to the registration of a proposed issuance of up to an aggregate of 3,000,000 shares, which amount may be adjusted as described in the Registration Statement (the “Shares”) of the Registrant’s common stock, $0.001 par value per share, pursuant to the Registrant’s Ladder Capital Corp 2014 Omnibus Incentive Plan (the “Plan”).

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other instruments as we have deemed necessary for the purposes of this opinion, including: (i) the Amended and Restated Certificate of Incorporation and the Restated By-Laws of the Registrant; (ii) certain resolutions adopted by the Board of Directors of the Registrant; (iii) the Plan; (iv) the forms of option agreements and restricted stock agreements between the Registrant and the employees used in connection with the Plan; and (v) and a certificate from an officer of the Registrant to us dated as of the date hereof.  In addition, we have made such other investigations as we have deemed necessary to enable us to express the opinion hereinafter set forth.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies.  We have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of

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such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto.  We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied upon statements and representations of officers and other representatives of the Registrant and others as to factual matters.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when the Shares have been issued and consideration received therefor by the Registrant in accordance with the terms of the Plan, the Shares will be validly issued, fully paid and nonassessable.

Our opinions expressed above are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of any laws except the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing).  Our advice on any legal issue addressed in this letter represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law.  The manner in which any particular issue would be treated in any actual court case would depend in part on facts and circumstances particular to the case, and this letter is not intended to guarantee the outcome of any legal dispute which may arise in the future.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

We do not find it necessary for the purposes of this opinion, and accordingly we do not purport to cover herein, the application of the securities or “Blue Sky” laws of the various states to the issuance and sale of the Shares.  This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.  This letter speaks as of the time of its delivery on the date it bears.  We assume no obligation to revise or supplement this opinion should the General Corporation Law of the State of Delaware be changed by legislative action, judicial decision or otherwise.

Sincerely,

/s/ Kirkland & Ellis LLP

Kirkland & Ellis LLP